Exhibit 99.1

Celularity Announces Closing of Transaction with NexGel

FLORHAM PARK, N.J., April 21, 2026 - Celularity Inc. (Nasdaq: CELU) (“Celularity”), a longevity-focused regenerative and cellular medicine company, today announced the closing of its previously announced transaction with NexGel, Inc. (“NexGel”), pursuant to which NexGel acquired certain commercial and other assets related to Celularity’s biomaterials product portfolio and received an exclusive license to develop and commercialize specified products. The transaction is intended to monetize Celularity’s biomaterials portfolio while enabling itto further concentrate resources on advancing its longevity-focused therapeutic pipeline and scalable manufacturing platform.

Under the terms of the transaction, Celularity received aggregate consideration of $13.3 million, consisting of $8.3 million in cash at closing and a $5.0 million convertible promissory note from NexGel. In addition, Celularity remains eligible to receive up to $20.0 million in future milestone payments based on net sales thresholds, and royalties on net sales of certain development-stage products, in each case subject to the terms of the transaction documents. The transaction also enabled Celularity to retire nearly $13.0 million of debt, strengthening Celularity’s balance sheet and capital position while preserving future economic participation in certain licensed development-stage programs.

“This transaction with NexGel marks an important step in Celularity’s ongoing efforts to sharpen strategic focus, monetize non-core biomaterials assets and strengthen Celularity’s capital position as we advance our longevity-focused strategy,” said Robert J. Hariri, M.D., Ph.D., Celularity’s Founder, Chairman and Chief Executive Officer. “By streamlining our biomaterials activities while retaining the opportunity to participate in future milestone and royalty economics, we are further aligning resources around high-value cellular therapeutics and other programs targeting the fundamental mechanisms of aging.”

About Celularity

Celularity Inc. (Nasdaq: CELU) is a longevity-focused regenerative and cellular medicine company developing and manufacturing allogeneic and autologous cell therapies derived from the postpartum placenta. Celularity leverages the placenta’s unique biology, immunologic properties, and scalable availability to develop therapeutic solutions targeting fundamental mechanisms of aging and age-related disease.

For more information, please visit www.celularity.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the expected benefits of the transaction with NexGel, Celularity’s ability to receive future royalty and milestone payments, the anticipated balance sheet and capital position benefits of the transaction, and Celularity’s strategic plans, including its longevity-focused strategy, and Celularity’s ability to realize the anticipated strategic and financial benefits of the transaction. These forward-looking statements are based on current beliefs, expectations and assumptions and are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, among others, risks related to NexGel’s commercialization of the licensed products, the achievement of royalty and milestone thresholds, and other risks and uncertainties described in Celularity’s filings with the Securities and Exchange Commission. Celularity undertakes no obligation to update any forward-looking statements except as required by law.

Investor Contact:

Carlos Ramirez

Senior Vice President, Celularity Inc.

Carlos.ramirez@celularity.com

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